Exhibit 10.20B

SUB-LEASE AGREEMENT
Made and Entered into on the 23rd of February, 2011.

Between:	BigBand Networks Ltd. A Private Regd. Co. No. 512751074 (hereinafter: “the Lessee”);
The First Party

And:	Prime Sense Ltd. A Private Regd. Co. No. 513684761 (hereinafter: (“the Sub-Lessee”);
The Second Party

Whereas
On 25/07/2007 a Lease Agreement was signed between U. Dori Engineering Works Co., Ltd. (hereinafter: “U. Dori”) and the Lessee (hereinafter: “the Original Lease Agreement”) for a period starting on 01/02/2008 and ending on 31/01/2013 relating to a unit in an area of approximately 6,580 m2 gross, plus store rooms and parking places, in the building known as “Arazim House” located at 28 Habarzel Street in Ramat Hachayal, Tel Aviv, and known as Parcel 108 in Block 6639 (hereinafter: “the Leased Premises”);

The Original Lease Agreement, including the Management Agreement and the other appendices are attached hereto as Appendix A of this Agreement and constitute an integral part hereof; and

Whereas
U. Dori has assigned all its rights and obligations under the Original Lease Agreement to Clal Insurance Co., Ltd., a Public Registered Company No. 520024647 (hereinafter: “the Lessor”), pursuant to a document of assignment of rights, a copy of which is attached hereto as Appendix B of this Agreement and constitutes an integral part hereof; and

Whereas
The Lessor has provided its permission and consent to the Lessee to lease out the Leased Premises and/or to give a right of use and/or possession in a part/parts of the Leased Premises to the Sub-Lessee, pursuant to the written consent, a copy of which is attached hereto as Appendix C of this Agreement; and

Whereas
The Sub-Lessee and the Lessee have executed a Sublease Agreement on December 4, 2008 in which the Sub-Lessee has rented from the Lessee an area of approximately 1,645 m2 gross and also 35 parking places included in the Leased Premises (the “First Sublease Agreement”) (including additional 15 parking spaces as of January 23, 2009), and

Whereas
The Sub-Lessee is interested in the renting of additional approximately 1,430 m2 area in the first floor of the Leased Premises and also additional 50 parking places included in the Leased Premises as marked in the plans of the Sub-Leased Premises attached hereto as Appendix D of this Agreement and constituting an integral part hereof (hereinafter: “the Sub-Leased Premises”) and the Lessee is interested in renting out the Sub-Leased Premises to the Sub-Lessee as stipulated, all in accordance with the terms and conditions detailed below in this Agreement; and

Whereas	The parties have agreed between them that the Sub-Lease which is the subject matter of this Agreement will not be a lease protected under the Law;
Therefore It Is Declared and Stipulated Between the Parties as Follows:

1.	The preamble and the appendices attached to this Agreement constitute an integral part of the body of the Agreement.

2.	The provisions of the Original Lease Agreement and all of its appendices, including the Management Agreement, shall apply, in full, mutatis mutandis, with respect of the area of the Sub-Leased Premises under this Agreement.

3.	The Original Lease Agreement: The Sub-Lessee undertakes that, save where otherwise stated in this Agreement in all matters relating to the Sub-Leased Premises, the Sub-Lessee shall be responsible for the fulfillment of all the obligations and undertakings imposed on the Lessee under the Original Lease Agreement and all of its appendices, mutatis mutandis, and that wherever the Original Lease Agreement refers to the Sub-Leased Premises and where the word “Lessee” is mentioned, the Sub-Lessee must be referred to, and all being in accordance with the context of such, and all of the abovementioned in this section 3 shall not derogate from the provisions of the First Sublease Agreement.

4.	The Purpose of the Sub-Lease: The Sub-Lessee undertakes to use the Sub-Leased Premises only for the purpose of high tech industries. The Lessee declares that the Sub-Leased Premises pursuant to its designation is appropriate for the purpose of the Sub-Lease.

5.	The Rent: The monthly rent under this Agreement: NIS Sixty-Eight (68) per m2, is linked to the change of the Consumer Price Index known on the date of payment compared with the Basic Index which is the index for the month of December 2010 published on 15/01/2011, plus VAT as required by law, plus NIS Four Hundred and Forty (440) for each one of the 50 parking places, linked to the change of the Consumer Price Index known on the date of payment compared with the Basic Index which is the index for the month of March 2007 published on 15/04/07, plus VAT as required by law, (the rent, including payment for the parking places, linkage differential accruals to the index and VAT, shall hereinafter be referred to as: “the Rent”). The Sub-Lessee will pay the Rent in advance for every 3 months of lease plus VAT as required by law, by the 5th of the first month, for such 3 months.

All payments for the Rent as defined below shall be paid into Account No. 307500/02 managed at the 804 branch of Bank Leumi in the name of the Lessee.

In the event that the Lessee wishes to vacate the Leased Premises, or any part thereof, and the Sub — Lessee wishes to lease additional space within the Leased Premises, the Lessee would reasonably assist the Sub — Lessee in a way of addressing the Lessor and raising the option to enable the Sub Lessee to lease additional space in the Leased Premises directly from the Lessor. Without derogating from the aforementioned, in the event that the Lessee wishes to sub lease to third parties any further space, or parts thereof, in addition to the Sub Leased Premises, the Lessee shall make efforts (but shall not be committed to) notify the Sub — Lessee.

6.	The Lease Term: The Lease Term shall start on March 1, 2011 and up until 31.01.2013 (hereinafter: “the Lease Term”). Without derogating from the above, the Sub — Lessee shall have the right to begin the Adaptation Works listed in section 13 prior to the Lease Period, subject to Lessor’s approval.

7.	Management Fees: The Sub-Lessee will pay the Facilone Co., Ltd. (“the Management Company”) which provides management services for the building, additional management fees for the Sub-Leased Premises as stated in the Management Contract which was signed between it and the Management Company as part of the First Sublease Agreement, directly to the Management Company for the providing of the management services to the Sub-Leased Premises as of the beginning of the Lease Term. For the avoidance of doubt, the Management Agreement that was signed between the Management Company and the Sub — Lessee will be amended to the extent required only in accordance with the provisions of this Agreement, mutatis mutandis.

8.	Expenses: The Sub-Lessee will bear all taxes, levies, fees and other payments of any kind and sort imposed and/or to be imposed in the future on the holders of possession of the Sub-Leased Premises, for its share in the Sub-Leased Premises only, and also its proportionate share in the expenses to be imposed, if any, on the common areas.

9.	Electricity, Water, Municipal Rates and Taxes, Telephone and Other Expenses: Electricity, water, telephone expenses, municipal rates and taxes and any other expense relating to the use of the Sub-Leased Premises and its operation will be paid by the Sub-Lessee directly in accordance with its engagements with such entities and/or contracts signed with them, as follows:

Water expenses — Proportional in accordance with the area of the Sub-Leased Premises.

Electricity expenses — In accordance with actual consumption (measured by a separate electricity meter to be installed in the Sub-Leased Premises by the Lessee and at the expense of the Sub-Lessee), including additional costs for Air Conditioning that will be charged separately from the regular monthly bill for electricity.

Municipal rates and taxes — The Lessee will notify the Tel Aviv Municipality about the Sub-Lease under this Agreement, however, it is clarified that the liability, for all intents and purposes, for the payment of municipal rates and taxes in the Sub-Leased Premises, including in the matter of the use thereof, is imposed on the Sub-Lessee only, and will be in accordance with the use.

Telephone — In accordance with actual consumption.

10.	Guarantee: To secure the fulfillment of the undertakings of the Sub-Lessee under this Agreement and in accordance with the Original Lease Agreement including all its appendices, the Sub-Lessee will provide the Lessee, at the time of the signing of this Agreement, with an autonomous financial bank guarantee covering the amount of the Rent for a period of 4 months (including Consumer Price Index linkage and VAT), namely, the sum of NIS 568,354

In the event of the Lessee seeking to forfeit and/or set off any amount whatsoever from the Guarantee, it will notify the Sub-Lessee in writing 14 days in advance of its intent, unless delivering such notice was impossible or unreasonable under the circumstances of the matter.

The Guarantee shall be returned to the Sub-Lessee within 30 days after the end of the Lease Term under this Agreement, and after it is proven to the satisfaction of the Lessee that the Sub-Lessee has complied with all its obligations and undertakings as stipulated above.

11.	Assignment of Rights: It is clarified that the area of the Sub-Leased Premises is leased for the use and needs of the Sub-Lessee only. The Sub-Lessee is not entitled to assign or transfer all or part of its rights to any other party, in any way whatsoever. It is clarified that the transfer of all and/or any part of the shares of the Sub-Lessee and/or the sale of the activities of the Sub-Lessee and/or part thereof, will not be considered as a transfer of rights for the purpose of this Agreement, and will not require the obtaining of the prior written consent of the Lessee, provided that notice to that effect is delivered to the Lessee; and the Lessee and/or the Lessor are not harmed as a result of such sale and/or transfer.

The Sub-Lessee shall be entitled to sub-lease part of the Sub-Leased Premises, provided that it has obtained the prior written consent of the Lessor and the Lessee. The Lessee may refuse such sub — lease on reasonable grounds and in writing only, including without limitations in case that after a review of the sublessee’s financial condition, Lessee determines that the sublessee does not satisfy Lessee’s reasonable expectations of financial viability or in case Sub Lessee has not fulfilled any of his obligations under the First Sublease Agreement. The Lessee will make reasonable efforts in order to assist the Sub-Lessee in obtaining the Lessor’s approval for such sub-lease.

12.	Insurance: The parties agree that the Sub-Lessee will maintain, throughout the Agreement Term, all the insurance policies as detailed in Appendix E (the Insurance Appendix) of the Original Lease Agreement, and that the Sub — Lessee will provide the certification from its insurer in accordance with the wording attached in the said Appendix E of the Original Agreement of Lease.

13.	SignBoards: Subject to Lessor’s consent, the Sub-Lessee will be entitled to replace the existing signboards in the lobby of the building in which the Sub-Leased Premises is located that refers to the floor of the Sub-Leased Premises, with a signboard bearing the Sub-Lessee’s logo. The Lessee undertakes, until the commencement of the Lease Term, to request Lessor to remove, at Lessee’s expense, the signboard bearing its logo that refers to the floor of the Sub-Leased Premises.

14.	Adaptation Works: Save for the adaptation works as set forth in Appendix E (“Adaptation Works”), which will be executed at the responsibility and expense of the

Sub-Lessee, the Sub-Lessee shall not be entitled to make any internal or external changes or additions to the Leased Premises, its installations and systems, without obtaining the prior written consent of the Lessee and the Lessor. At the end of Lease Term, the Lessee will vacate the Sub-Leased Premises of any object belonging to it and which has been placed by it in the Sub-Leased Premises, save for those which have been agreed upon in advance to remain in the Leased Premises at the end of the Lease Term. Notwithstanding the above said it is clarified that the Sub-Lessee shall be entitled, without obtaining the prior written consent of the Lessee and the Lessor, to introduce office furniture and equipment and mobile equipment into the Sub-Leased Premises.

The Sub- Lessee undertakes that every new electrical wiring that would be added to the Sub-Leased Premises during the term of the Sub- Lease will be connected solely and exclusively to the electrical gauge of the Sub Lessee.

15.	The Lessee undertakes to ensure the repair of any damage and/or breakage to the shell of the Sub-Leased Premises and/or the systems in the building of which the Sub-Leased Premises constitutes a part, such as the water, electricity, sewage systems, etc., which has been caused by the Lessor and/or someone on its behalf and/or arising from a fault and/or defect in the construction of the shell and/or the building of which the Sub-Leased Premises constitutes a part, within 21 days from the date of notice of such in writing from the Sub-Lessee, and in urgent cases — immediately upon the receiving of notice of such from the Sub-Lessee. In the event the Lessee does not comply with its duties to repair such defects and faults under its responsibility within 21 days, and in urgent cases — immediately, then the Sub-Lessee shall be entitled, after having given the Lessee prior written notice of 7 days (or in urgent cases — immediately), and after providing the Lessee the opportunity to repair the damage within the aforesaid period of time, and after the Lessee has not done so, carry out any repair and/or take any reasonable action to repair the damage and/or to bring the Leased Premises to their previous condition. The Lessee will refund the Sub-Lessee the costs for the repairing of the said damage against the presentation of receipts for the execution of the works.

16.	Eviction of the Sub Lease Premises: upon termination of the Sub —Lease term, the Sub Lessee will return the Sub — Leased Premises to the Lessee free and clear of all persons and objects, in good and proper condition, in the same manner that was handed to the Sub — Lessee excluding reasonable amortization.

17.	The Lessee undertakes, until the commencement of the Lease Term, to perform, at its expense and responsibility, the following work:
17.1	To open an access door from the Sub-leased Premises to the toilets in the floor in which the Sub-Leased Premises is located. This access door will be set-up in the location as marked in the plans of the Sub-Leased Premises attached hereto as Appendix D.

17.2	To separate the area of the Sub-Leased Premises from the remaining areas on the floor in which the Sub-Leased Premises is located that are not part of the Sub-Leased Premises, by three plaster walls. The abovementioned plaster walls will be set-up in the locations as marked in the plans of the Sub-Leased Premises attached hereto as Appendix D.
In the event the Lessee shall not perform the aforementioned works until the commencement of the Lease Term, the Sub-Lessee shall be entitled to perform the aforementioned works at its expense, and to set-off its costs from any amount due and payable by it to the Lessee pursuant to this Sub-lease Agreement.

18.	Any amendment to the terms and conditions of this Agreement or any waiver of the rights of a party hereunder, will only be done in writing signed by those authorized to bind that party.

19.	Sub Lessee hereby acknowledges that this Agreement is subject to the approval of Lessor. The Lessee will take reasonable commercial efforts to obtain the consent of the Lessor to this Agreement prior to the execution of this Agreement by the parties hereto and will update the Sub Lessee from time to time and upon request with respect to the development of the process with the Lessor. It agreed and understood that in the event that Lessor’s consent to this Agreement is not provided within 45 from the date of its execution, for any reason whatsoever, each party will be entitled to immediately terminate this Agreement upon written notice to the other party. Upon such termination neither party shall have any claim against the other party including, without limitation, any claim for damages, specific performance or any other remedy.

20.	Any notices required or permitted by this Agreement shall be in writing and shall be delivered, with notice deemed given, as follows: (a) by personal delivery, when delivered personally; (b) by certified or registered mail, return receipt requested, upon 72 hours after pull postage payment have been fully paid in advance . Notice shall be sent to the contacts and addresses set forth herein or to such other addresses as either party may specify in writing.
Sub — Lessee:
Prime Sense Ltd.
28 Habarzel Street
Ramat Hachayal, Tel Aviv
Att: CFO
Lessee:
BigBand Networks, Ltd.
28 Habarzel Street
Ramat Hachayal, Tel Aviv
c/o BigBand Networks, Inc.
475 Broadway Street
Redwood City, CA 94063
  Att: General Counsel
In Witness Whereof the Parties Have Set Their Hand:

/s/ Rob Horton The Lessee	/s/ Avi Shadmi The Sub-Lessee

Appendix A — The Original Lease Agreement
Appendix B — Document of Assignment of Rights
Appendix C — Lessor’s Consent
Appendix D — Plans of the Area of the Sub-Lease and the Parking Places
Appendix E — Adaptation Works